SAM LEE LAUNDRY LLC

OPERATING AGREEMENT

Operating Agreement made as of this first day of January, 2016, by and among Nicholas A. Olivero, Geoffrey Libby, and Silverwolf Group LLC, as Organizers and Managing Members, of Sam Lee Laundry LLC, with offices at 224 28th Street, San Francisco, CA 94131, and such additional persons or entities who may from time to time execute this Agreement as Members.

W I T N E S S E T H :

WHEREAS, the parties hereto desire to become members of a limited liability company under and subject to the laws of the State of California; and

WHEREAS, the parties desire to enter into this Operating Agreement to express the terms and conditions of such Company and their respective rights and obligations with regard thereto; and

WHEREAS, the parties hereto wish Nicholas A. Olivero, Geoffrey Libby, and Silverwolf Group LLC (a California single-member limited liability company providing the services of David Gluck) to act as Managing Members and to be the only authorized persons to act on behalf of the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged by each party to the others, the parties hereto, for themselves, their heirs, executors, administrators, successors, and assigns, hereby agree as follows:

1. DEFINITIONS

(a) “Agreement” shall mean the Operating Agreement as set forth herein and as amended from time to time. Words such as “herein,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

(b) “Articles of Organization” shall mean the document filed with the Secretary of State of the State of California, for the purpose of forming a limited liability company pursuant to the laws of the State of California.

(c) “Bankruptcy” as to any person shall mean the filing of petition for relief as to any such person as debtor or bankrupt under the Bankruptcy Act of 1898 or the Bankruptcy Code of 1978 or like provision of law (except if such petition is contested by such person and has been finally dismissed within ninety (90) days); insolvency of such person as finally determined by a court proceeding; filing by such person of a petition of application to accomplish the same or for the appointment of a receiver or a trustee for such person or a substantial part of his assets; or commencement of any proceedings relating to such person under any reorganization, arrangement, insolvency, adjustment of debtor liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such person or by another, provided that if such proceeding is commenced by another, such person indicates his approval of such proceeding, consents thereby or acquiesces therein, or such proceeding is contested by such person and has not been finally dismissed within ninety (90) days.

(d) “Boxcar” and “Boxcar Theatre” shall mean Boxcar Theatre Inc., a registered charity under the Internal Revenue Code, section 501(c)3. Nicholas A. Olivero is a co-founder, current Artistic Director, and member of the Board of Directors of Boxcar Theatre, Inc.

(e) “Capital Account” shall mean an accounting pertaining to the Capital Contribution of an Investor Member.

(f) “Capital Contribution” shall mean the total amount of money contributed to the Company by an Investor Member in return for a share of the Company’s Net Profits as more fully described herein.

(g) “Company” shall mean the limited liability company formed pursuant to this Agreement as such membership may from time to time be constituted.

(h) “Expenses” shall mean and include non-contingent and contingent expenses and liabilities, as well as unmatured expenses and liabilities, and until the final determination thereof, the Managing Members shall have the absolute right to establish as the amount thereof, such sums as they, in their sole discretion, shall deem advisable. Expenses shall include costs to develop the venue, produce and publicize the Play, and transfer the play, and shall include, without limitation, the following: licensing fees for the Play; compensation (including benefits and payroll taxes) paid to producers, general managers, directors, choreographers, designers, music directors, actors, musicians, other performers, stage managers, stage help, technical staff, marketing staff, theatre staff, and other staff; cost of sets, curtains, costumes, properties, furnishings, sound equipment, lighting equipment, office equipment, gaming equipment, and other theatre equipment; consumables, makeup, costume cleaning, and wardrobe maintenance; theatre operating expenses including theatre overage; publicity, marketing, and sales expenses; accounting, auditing, banking, hospitality, insurance, legal, and tax expenses; governmental fees, penalties, and settlements of legal claims; cash deposits with Actors’ Equity Association or other similar organizations; accrued expenses and reserves; and all other expenses and losses of whatever kind actually incurred in connection with the production of the Play. Such Expenses shall include, without limitation, payments made in the form of a share of Gross Receipts as well as participation in Net Profits to or for any of the aforementioned persons, services, or rights, and shall include amounts paid out by the Managing Members prior to the inception of the Company, for which the Managing Members shall be reimbursed.

(i) “Gross Profit” shall mean the excess of Gross Receipts over all Expenses during a particular accounting period.

(j) “Gross Receipts” shall means all sums received by the Company, including: net ticket sales, fees for producing the Play, and touring fees from any and all productions of the Play that are produced by the Company; liquidation of physical production; return of advances or deposits, and other refunds; and related income including net revenue from sales of food and beverages, net gaming revenue, net merchandise sales, and net revenue from programming related to production of the Play.

(k) “Investor Member” shall mean a member of the Company making Capital Contributions to the Company. Investor Members do not have any voting rights or ability to control the Company; nor do they have authority to act on behalf of the Company arising in connection with their status as Investor Members. Any Managing Member may be an Investor Member as well as a Managing Member if he makes a Capital Contribution to the Company.

(l) “Net Profits” shall mean the excess of Gross Profit over all royalties, deferred compensation, and amounts accrued to reserves, that may be payable or accruable during an accounting period.

(m) “Notice” shall mean a writing, containing the information required by this Agreement to be communicated to any person, personally delivered to such person or sent by registered or certified mail, postage prepaid, to such person at the last known address of such person. The date of personal delivery or the date of mailing thereof, as the case may be, shall be deemed the date of receipt of Notice. Each Investor Member shall designate a place of notice at the time that the Investor Member’s Capital Contribution is made, and shall update such place of notice as necessary by providing written notification to the Company at the Company’s address.

(n) “Person” shall mean any individual, partnership, corporation, company, joint venture, trust, business trust, cooperative, or association and the heirs, executors, administrators, successors and assigns thereof, where the context so admits. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person referred to may require.

(o) “Play” shall mean the concept, script, musical compositions, design, choreography and direction of the theatrical event presently entitled The Speakeasy.

(p) “Series A Investor Members” shall be those Investor Members who make Capital Contributions of no less than Fifteen Thousand Dollars ($15,000), or those who are otherwise designated as Series A Investor Members by the Managing Members of the Company. “Series A Unit Price” shall be equal to Thirty Thousand Dollars ($30,000), and each “Series A Unit” shall entitle its owner to a one percent (1%) share of Net Profits of the Company.

(q) “Series B Investor Members” shall be those Investor Members who make Capital Contributions of no less than Two Thousand Dollars ($2,000), or those who are otherwise designated as Series B Investor Members by the Managing Members of the Company. “Series B Unit Price” shall be equal to Five Thousand Dollars ($5,000), and each “Series B Unit” shall entitle its owner to a one-tenth of one percent (0.1%) share of Net Profits of the Company.

(r) “Week of Recoupment” shall mean the first week during which the cumulative Net Profit of the Company, from the inception of the Play, exceeds the Capital Contributions of all Investor Members.

2. Formation of the Company

(a) The parties hereto hereby form a Limited Liability Company pursuant to the provisions of the laws of the State of California. The Company shall conduct its business and promote the purposes stated herein under the name Sam Lee Laundry LLC or such other name as the Managing Members from time to time may select. The address of the principal office of the Company shall be 224 28th Street, San Francisco, CA 94131, or such other place as the Managing Members may select. Notice of any change in the Company’s principal office shall be given to the Investor Members.

(b) Except as otherwise provided herein, the purpose of the Company shall be to produce and promote the Play in the City and County of San Francisco.

3. Date of Commencement; Termination of Company

(a) The Company will commence on the date which, pursuant to the laws of the State of California, the Articles of Organization of the Company are duly filed with the Department of State of the State of California. Amendments to the Articles of Organization, if any, shall be filed at appropriate times.

(b) The Company shall terminate on January 1, 2065, or upon the first occurrence of any of the following: (i) the Bankruptcy, death, insanity or resignation of all of the individual Managing Members and the dissolution, cessation of business or Bankruptcy of all the corporate Managing Members, if any; (ii) a date fixed by the Managing Members after abandonment of all further company activities; or (iii) any other event causing the dissolution of the Company under the laws of the State of California.

4. Rights in the Play

(a) The Company has entered into a “Licensing Agreement” with Speakeasy Rights LLC to acquire the exclusive theatrical production rights to the Play for the City and County of San Francisco, and shall maintain possession of those rights from the date of the Company’s inception until the Company ceases to produce performances of the Play. The Company’s rights in the Play shall include the unlimited right to produce and sell merchandise bearing the name and/or images of the Play, and the unlimited right to develop and utilize logos and other graphic images for the purpose of publicizing the Company’s production of the Play. The Licensing Agreement is attached hereto as Exhibit A.

(b) In respect of all such rights acquired by the Company, the Company shall pay to Speakeasy Rights LLC a license fee equal to five percent (5%) of gross ticket sales, such license fee to be applicable from the first public performance of the Play. The license fee shall be calculated and paid from time to time as specified in the Licensing Agreement, and shall pertain only to completed performances and not to future performances or to advance ticket sales.

(c) The Company shall pay to Speakeasy Rights LLC an advance on such license fee, not to exceed Fifty Thousand Dollars ($50,000), at a time prior to the first public performance of the Play as specified in the Licensing Agreement.

(d) Notwithstanding the foregoing, nothing herein shall be deemed to obligate the Company to produce and promote the Play.

(e) For the purpose of disclosure, it is here noted that the Managing Members of the Company are also the Managing Members of Speakeasy Rights LLC, and are entitled to receive a portion of any net profits earned by Speakeasy Rights LLC as a result of licensing fees paid by the Company.

5. Subscription

(a) The Company intends and hereby authorizes the sale and issue of Limited Liability Company interests as follows: (i) a maximum of fifty (50) Series A Units at a Unit price of Thirty Thousand Dollars ($30,000) each, and (ii) a maximum of one hundred eighty (200) Series B Units at a Unit price of Five Thousand Dollars ($5,000) each. Persons whose Capital Contributions have been accepted by the Managing Members in accordance with this Agreement shall be admitted to the Company as Investor Members. Notwithstanding the foregoing, the total Capital Contributions accepted by the Company shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000), unless the Managing Members so deem that additional funds are necessary to ensure the opening of the Play.

(b) Each Investor Member shall contribute to the capital of the Company the sum set forth as his contribution opposite his signature affixed to the Subscription Form annexed hereto. The Company may also accept online subscriptions with digital signature. The Capital Contribution of each Investor Member shall be payable at the time of his execution of this Agreement and shall be delivered to the Managing Members of the Company. Fractional units may be issued at the sole discretion of the Managing Members. All Persons whose Capital Contributions are accepted by the Managing Members shall be deemed to be Investor Members.

(c) For each Series A Unit purchased, an Investor Member shall be entitled to receive one percent (1%) of Net Profits of the Company, and for each Series B Unit purchased, an Investor Member shall be entitled to receive one-tenth of one percent (0.1%) of Net Profits of the Company, as described herein. Fractional units shall entitle an Investor Member to receive an equivalent fractional interest of Net Profits of the Company. Any Investor Member who purchases a minimum of Fifteen Thousand Dollars ($15,000) in Series B Units shall have his interest in the Company reclassified as Series A Units.

(d) Amounts contributed by Investor Members shall be immediately available for use by the Company, without limitation.

(e) The Company is hereby authorized to develop, publicize, produce, and exploit the Play regardless of the number of Units sold.

(f) In the event that Company expenses actually incurred exceed the total of all Capital Contributions, or in the event that the Managing Members deem it necessary for the Company to be a guarantor or co-borrower with Boxcar Theatre on any loan to support the development of the theatrical venue, the Managing Members may, by making contributions or loans themselves, or by obtaining additional funds or contributions or loans from the Investor Members or others, make available to the Company such sums as necessary, but such additional funds, contributions or loans shall not have the effect of reducing the share of Net Profits payable to the Investor Members, except to the extent that Net Profits are reduced by interest expense and principal repayment. The assets of the Company may serve as collateral for any such loans.

(g) Notwithstanding the foregoing, the Company shall not require any Investor Member to contribute any additional funds to the Company beyond his initial Capital Contribution.

(h) Unless otherwise provided herein, the Managing Members shall have sole discretion in establishing the conditions of the offering and sale of Units and fractional Units; and the Managing Members are hereby authorized and directed to take whatever action they in their collective judgment deem necessary, convenient, appropriate, or desirable in connection therewith, including but not limited to the preparation and filing on behalf of the Company of one or more offering circulars or prospectuses with the SEC and securities commissions (or similar agencies) of those states and jurisdictions which the Managing Members shall deem prudent.

(i) Managing Members shall have the right to become Investor Members by paying to the Company the required Capital Contributions.

6. Capital Accounts

(a) Upon acceptance by the Company of the Capital Contribution of any Investor Member, a Capital Account shall be created in the name of such Investor Member. The initial value of this Capital Account shall be zero. In accordance with provisions herein for the sharing of Net Profits, the Net Profits distributed to any Investor Member shall first be credited to his Capital Account, until the value of that Capital Account equals the value of the Investor Member’s Capital Contribution; thereafter, Net Profits shall be distributed directly to the Investor Members. Funds equaling the amounts credited to the Capital Accounts of all Investor Members shall be segregated from other Company funds in a bank account designated for such purpose; the funds of all Investor Members may be comingled in a single such bank account. Any interest earned on such funds shall constitute Gross Revenue of the Company.

(b) Each Series A Investor Member shall be entitled, at any time, to request that he receive the entire current balance of his Capital Account. Upon payment of such funds by the Company, the subscription of the Investor Member shall be cancelled, his standing as an Investor Member revoked, and all his rights and privileges hereunder shall be terminated.

(c) In addition, each Series A Investor Member shall be entitled, at any time and from time to time, to request that he receive a portion of the current balance in his Capital Account, provided that the remaining balance in his capital account is no less than Ten Thousand Dollars ($10,000). Upon payment of such funds by the Company, the number or Units or fractional Units held by the Investor Member shall be recalculated as the proportion that the remaining balance in his capital account bears to the Series A Unit price.

(d) To request a full or partial redemption of his Capital Account, a Series A Investor Member shall be required to request in writing a redemption form, which the Company shall provide no later than five (5) days following receipt of such request. The Company shall issue the requested funds no later than thirty (30) days following the receipt of a signed redemption form.

(e) In the event that financial losses by the Company exceed the Company’s operating and reserve funds, the Company shall have the right to reduce the value of the Capital Accounts of all Investor Members pro-rata and to the extent of such losses, and to transfer the corresponding funds to the general bank account of the Company.

(f) In the event that, in accordance with Paragraph 10 herein, the production is closed for the purpose of transferring and re-opening the Play in a different venue, the Company shall have the right to expend all or any portion of the Capital Account funds on the costs of transferring and re-opening the Play. Under such circumstances, the value of each Investor Member’s Capital Account shall be reduced accordingly and in the same proportion that the current balance of his Capital Account bears to the sum of all Capital Accounts.

(g) Upon termination of the Company, the Company shall pay to each Investor Member the balance of his Capital Account.

7. Sharing of Net Profits and Losses

After payment or reasonable provision for payment of all debts, liabilities, taxes, and contingent liabilities of the Company, and after provision for a general reserve in the amount of Two Hundred Thousand Dollars ($200,000), and a Production Transfer Fund as provided for elsewhere herein, the Managing Members shall declare a distribution of Net Profits, if any, at least annually, and shall provide Investor Members with a statement of operations at least quarterly, in accordance with the following:

(a) The Capital Accounts of Investor Members shall first be credited, on a pro-rata basis, until the value of each Capital Account equals the value of the Capital Contributions of each Investor Member.

(b) A one-time “Preferred Distribution” shall next be made to all Series A Investor Members, such Preferred Distribution to be calculated by applying an annual interest rate of six percent (6%) to each Capital Contribution, prorated from the date that the Capital Contribution was actually received by the Company, to January 31, 2016. To the extent that the Managing Members are Series A Investor Members, such Managing Members shall receive a portion the Preferred Distribution; otherwise, Managing Members shall not participate in the Preferred Distribution due solely to their status as Managing Members.

(c) For all subsequent Net Profit distributions, each Investor Members shall receive a portion of such distribution equal to his interest in the Company: Series A Investor Members shall receive one percent (1%) of such distribution for every full Unit owned, and an equivalent fraction of one percent (1%) of such distribution for every fractional Unit owned; Series B Investor Members shall receive one tenth of one percent (0.1%) of such distribution for every full Unit owned, and an equivalent fraction of one-tenth of one percent (0.1%) of such distribution for every fractional Unit owned. The Managing Members shall receive the remainder of the amount distributed, to be divided among them and any additional parties that they so designate in any proportion to which they may from time to time agree (such agreement not subject to disclosure to the Investor Members).

(d) Until Net Profits shall have been earned, losses suffered and incurred by the Company, shall be borne entirely by the Investor Members, in proportion to, and only to the extent of, their respective interests in the Company. After Net Profits shall have been earned, then, to the extent of such Net Profits, the Managing Members and Investor Members shall share any such losses pro rata in the same proportion as they are entitled to share in Net Profits pursuant to the provisions of this Paragraph 7.

(e) Tax reporting shall be in accordance with applicable state and federal requirements, regardless of any declarations or distributions of Net Profit made by the Company. In any tax reporting period, taxable net profits shall first be allocated to those Investor Members and Managing Members that have received cumulative taxable net losses, on a pro-rata basis with regard to such losses. Additional taxable net profits, if any, shall be allocated to all Investor Members and Managing Members in accordance with this Paragraph 7.

(f) For any tax year in which the funds actually distributed to Investor Members amounts to less than thirty-five percent (35%) of Investor Members’ distributive share of taxable net income, the Company shall reduce such Investor Member’s Capital Accounts and distribute additional funds so that total distributions for the tax year equal 35% of the Investor Member’s distributive share of taxable net income. The amount deducted from each Investor Member’s Capital Account shall subsequently be restored, during the earliest quarterly accounting period for which net profits of the Company are sufficient to allow such restoration.

(g) Nothing herein shall be deemed to obligate the Managing Members to provide audited financial statements. Investor Members shall have the right to initiate a financial audit, no more than once per year and at the sole expense of such Investor Members.

8. Agreement with Production Venue

(a) The Company has reached agreement (the “Theatrical Production Agreement”) with Boxcar whereby Boxcar has engaged the Company to produce and promote the Play at a venue located at 644 Broadway, San Francisco CA, beginning on or about January 8, 2016 and continuing until such time as the Company in its sole discretion decides to cease providing performances of the Play. The Theatrical Production Agreement is attached hereto as Exhibit B.

(b) During such engagement, Boxcar shall serve as the presenter of the Play, and shall operate the venue, box office, and concessions. Boxcar shall own and control all ticket and concessions revenue, and shall pay to the Company a portion of such revenues as provided for in the Theatrical Production Agreement. Boxcar shall be entitled to deduct from the financial settlement certain costs, including but not limited to: rent, additional rent, percentage rent, and common area charges; utilities, maintenance, security, pest control, and janitorial services; box office staffing, software, and supplies; credit card and merchant services fees; concessions staffing and supplies; government licensing; leasing payments, debt service payments, and principal pay downs; and insurance. Boxcar shall also be entitled to retain an “overage” consisting of ten percent (10%) of gross box office revenue above a breakpoint as specified in the Theatrical Production Agreement, and subject to other terms and conditions as contained therein.

(c) The Company shall provide funds to Boxcar for improving and equipping the venue, in an amount to be determined by the Managing Members but in no event less than Two Hundred Fifty Thousand Dollars ($250,000). As deemed to be in the best interest of the Company, such funds may be provided as a charitable contribution, as a capital expense, or as any other form of expenditure; and may be provided as in-kind goods or services. Boxcar shall be required to return any portion of such funds that are not expended on improvements and equipment for the venue. The remainder of such funds shall not be subject to repayment by Boxcar, and upon dissolution of the Company, Boxcar shall retain all improvements and equipment acquired through the expenditure of such funds.

(d) For the purpose of disclosure, it is hereby noted that Mr. Olivero is the founder, Artistic Director, and member of the Board of Boxcar, and that Mr. Gluck and Mr. Libby have both rendered services to and received compensation from Boxcar in the past. By their signatures to this agreement, these individuals agree that any future compensation that they receive from Boxcar shall not exceed one hundred twenty-five percent (125%) of the applicable national median salary for comparable job titles, as published in the annual Theatre Communications Group National Salary Survey. As a nonprofit corporation, Boxcar does not distribute net profits.

(e) The Company reserves the right to amend the Theatrical Production Agreement from time to time, in the event that the Managing Members deem it in the best interest of the Company to do so, and to enter into other agreements with other theaters and venues.

9. Deferred Compensation; Royalties

(a) The Managing Members represent that no Person will be paid a percentage of the gross weekly box office receipts, except (i) Speakeasy Rights LLC, in respect of the license fee, (ii) 644 Broadway, LLC, in respect of “percentage rent” as provided for in the lease agreement between Boxcar and 644 Broadway, LLC, and (iii) Boxcar, in respect of the “overage” as provided for in the Theatrical Production Agreement.

(b) The Managing Members shall have the unrestricted right to enter into agreements with Company personnel that provide for deferred compensation. Such deferred compensation will be paid only after the Week of Recoupment. Thereafter, during each accounting period, forty percent (40%) of Gross Profit shall be allocated for the payment of deferred compensation. The Managing Members anticipate that the sum total of deferred compensation provided for in all agreements shall not exceed One Hundred Fifty Thousand Dollars ($150,000). This Paragraph 9(b) shall not govern any amounts deferred by the Managing Members with respect to the producer fee provided for in Paragraph 11 hereunder.

(c) The Managing Members shall have the unrestricted right to enter into agreements with Company personnel that provide for payment of royalties. Such royalties will be paid only after all Deferred Compensation has been paid. Thereafter, during each accounting period, a maximum of fifteen percent (15%) of Gross Profit may be allocated for the payment of royalties. There shall be no agreements that provide for a minimum guaranteed royalty.

10. Production Transfer Fund; Secondary Offering

(a) The Managing Members shall have the unrestricted right, in the Managing Members’ sole discretion, to close the production and reopen it at another venue, in the City and County of San Francisco, in accordance with the license agreement.

(b) The Company may accrue a “Production Transfer Fund” for the purpose of reopening the production in San Francisco. Such accrual may begin only after the Week of Recoupment and after all Deferred Compensation, as provided for elsewhere herein, has been paid; and shall amount to no more than forty percent (40%) of Gross Profit during any accounting period; and shall constitute an Expense of the Company that shall be deducted from Gross Profit in the calculation of Net Profit.

(c) The Managing Members shall have the unrestricted right, in the Managing Members’ sole discretion, to raise additional capital contributions beyond the limits provided for elsewhere herein, at any time that the Production Transfer Fund is less than the expected cost of a planned production transfer. The Managing Members are hereby authorized to issue a “Secondary Offering” for the sole purpose of such transfer of production, in an amount that the Managing Members shall deem sufficient to complete such transfer of production.

(d) Upon completion of such Secondary Offering, the number of Units held by each Investor Member shall be subject to dilution, in accordance with the following:

(i) “Secondary Capitalization” shall be calculated as the sum of all Capital Contributions (including Series A and Series B Units, as well as those related to the Secondary Offering), plus the “Transferable Assets” (defined as the sum of the Production Transfer Fund, any general reserves or unspent accrued expenses, and the book value of any business property that shall be transferred to the new venue).

(ii) For each Series A Investor Member, a “Transfer Value” shall be calculated as the sum of his Capital Contribution, plus one percent (1%) of the Transferable Assets for every Unit held (or the same fraction of one percent (1%) of the Transferable Assets for every fractional Unit held). For each Series B Investor Member, the Transfer Value shall be his Capital Contribution.

(iii) New Unit Prices shall be calculated for Series A and Series B, in accordance with the following: (A) the proportional difference between the Unit prices of each Series shall be held constant; (B) the Unit prices of each Series shall increase by the same percentage; and (C) the diluted number of Units shall be in the same proportion to fifty (50) units that the sum of all Series A and Series B Capital Contributions, plus the Transferrable Assets, bears to the Secondary Capitalization.

(iv) The number of whole or fractional Units held by each Series A and Series B Investor Member shall be recalculated as the proportion that his Transfer Value bears to the recalculated Unit Price for his original investment Series.

(e) Each Investor Member shall have the right, but no obligation, to make an additional Capital Contribution in such amount that prevents dilution of his Units. Notwithstanding the foregoing, no Investor Member shall be required to make additional Capital Contributions at any time.

(f) All provisions hereunder regarding Capital Accounts shall pertain to all Units issued, and all Investor Members admitted to the Company, in connection with the Secondary Offering.

11. Producer’s Fee: In addition to other compensation as provided for herein, each Managing Member shall be entitled to receive a producer’s management fee not to exceed Fifteen Hundred Dollars ($1,500) per week. The maximum weekly producer’s management fee shall increase by six percent (6%) annually (subject to compounding annually), on the anniversary date of the acceptance by the California Secretary of State of the Company’s Articles of Organization. The Managing Members may elect to defer such producer’s management fee in full or part during any accounting period; such deferred amounts shall be paid to the Managing Members on whatever schedule they may determine from time to time in their sole discretion, and upon dissolution of the Company, any unpaid amounts shall be deemed an obligation of the Company. Any amounts deferred in accordance with this Paragraph 11 shall not be subject to the provisions of Paragraph 9. The services of any Managing Member as producer may be provided through any company, partnership, or business entity.

12. Additional Services of Managing Member: In the event that any Managing Member finds it prudent to perform any services of a third person, the Managing Member may receive the reasonable compensation for such services that a third person would have received for the services rendered. Such compensation must be approved by a majority of the Managing Members. The additional services of any Managing Member may be provided through any company, partnership, or business entity.

13. Duties of Managing Members:

(a) Except as provided elsewhere in this Agreement, the Managing Members shall:

(i) at all times from the inception of financial transactions during the continuance of the Company, keep or cause to be maintained full and faithful books of account in which shall be entered fully and accurately each transaction of the Company. All of such books of account shall be at all times open to the reasonable requests for inspection and examination of the Investor Members or their representatives. The Managing Members shall likewise have available for examination and inspection of the Investor Members or their representatives, at any time, box office statements received from the theatre in which the Play is presented by the Company. The Managing Members further agree to deliver to the Investor Members all information necessary to enable the Investor Members to prepare their respective federal and state income tax returns;

(ii) render in connection with the theatrical productions of the Play such services as are customarily and usually rendered by theatrical producers, and devote as much time thereto as they may deem necessary, and manage and have complete control over all business affairs and decisions of the Company with respect to all productions of the Play undertaken by the Company;

(iii) be entitled to reimbursement by the Company for all out-of-pocket expenses reasonably paid or incurred by the Managing Members in connection with the discharge of his obligations hereunder or otherwise reasonably paid or incurred by the Managing Members on behalf of the Company, such reimbursable expenses to be determined at the sole discretion of the Managing Members;

(iv) have the right to amend this Agreement from time to time by filing a Certificate of Amendment or a Certificate of Correction, whichever is appropriate, without the consent of any of the Investor Members (A) to add to the duties or obligations of the Managing Members, or surrender any right or power granted to the Managing Members herein, for the benefit of the Investor Members; (B) to cure any ambiguity, to correct or supplement any provision herein that may be inconsistent with any other provision herein, or to add any other provisions with respect to matters or questions arising under this Agreement that will not be inconsistent with the provision of this Agreement; and (C) to delete or add any provisions of this Agreement required to be so deleted or added by the staff of the SEC or by a State securities commissioner or other government official, whether United States or foreign, which addition or deletion is deemed by such authority to be for the benefit or protection of the Investor Members; and

(v) have the right to amend this Agreement with the consent of a majority of the Series A Investor Members to add one or more Persons, firms or corporations as Managing Members, or to make other changes to this Agreement which they may from time to time find prudent.

(b) Notwithstanding anything to the contrary contained herein, this Agreement may not be amended without the consent of all the Investor Members who would be adversely affected by an amendment that:

(i) modifies the limited liability of an Investor Member;

(ii) alters the Units of fractional Units of the Investor Members in the allocation of profits or losses or in distributions from the Company; or

(iii) affects the status of the Company for federal income tax purposes.

14. Decisions: Except as indicated elsewhere in this Agreement, all decisions of the Company shall be made by the Managing Members jointly. On any matter for which there is no unanimous decision, votes shall be recorded, and such decision shall be made by a majority of the Managing Members.

15. Co-production: The Managing Members shall have the unrestricted right, in the Managing Members’ sole discretion, to co-produce the Play with any other entity and to enter into any agreement in connection therewith, including partnership agreements, limited liability company operating agreements, or joint venture agreements; provided, however, that no such coproduction or similar arrangement shall decrease or dilute the Units or fractional Units of the Investor Members.

16. Abandonment of Play: In the event that the Managing Members at any time shall determine in good faith that continuation of the production of the Play will not benefit the Company and should be abandoned, they shall have the sole right to make arrangements with any Person to continue the run of the Play on such terms as the Managing Members may deem appropriate and beneficial to the Company, or to abandon the same.

17. Liability of Members

(a) No Investor Member or Managing Member shall be personally liable for any debts, obligations, or losses of the Company beyond the amount of his Capital Contribution to the Company and his share of any undistributed Net Profits. Any Investor Member shall be liable only to make his Capital Contribution and shall not be required to lend any funds to the Company.

(b) The Company shall indemnify and defend Investor Members and Managing Members, as well as their successors, heirs, and assigns, from any and all claims arising from the activities of the Company. The Company shall carry general commercial liability insurance in an amount not less than $1,000,000 per occurrence, $2,000,000 in the aggregate. The Company shall also carry directors and officers insurance in a coverage amount to be determined by the Managing Members; such insurance shall include coverage for insured versus insured actions.

18. No Personal Liability of Members: There is no personal liability of any Managing Member to the Company or to the Investor Members for damages for any breach of duty in his capacity as manager, unless there is a judgment or other final adjudication adverse to him that establishes that his acts or omissions were in bad faith or involved intentional misconduct, or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that with respect to any distribution, his acts were not performed in accordance with the applicable laws governing a limited liability company in the State of California.

19. Death or Dissolution of Member

(a) If an Investor Member shall die, his or her executors or administrators, or, if the Investor Member shall become insane, or has been dissolved if not a natural person, his or her committee or other representative shall have the same rights that the Investor Member would have had if he or she had not died, become insane, or been dissolved, and the interest of such Investor Member shall, until the termination of the Company, be subject to all of the terms, provisions, and conditions of this Agreement as if such Investor Member had not died, become insane or been dissolved.

(b) If a Managing Member is a natural person and shall die, he or she shall not be replaced as Managing Member of the Company; however, his or her executors, administrators, or other representative shall receive any payments, sums, or other compensation to which the Managing Member would otherwise have been entitled, in accordance with the terms of this Agreement. Upon notification of the death of a Managing Member, each Investor Member shall be entitled to cancel his subscription and receive the balance in his Capital Account.

(c) If a Managing Member is not a natural person and shall be dissolved, that Managing Member may be replaced as Managing Member of the Company by any successor, assignee, or other Person under common control as the Managing Member that has been dissolved. If such Managing Member is not replaced, each Investor Member shall be entitled to cancel his subscription and receive the balance in his Capital Account.

20. Distribution Upon Liquidation: Upon the termination of the Company, the assets of the Company shall be liquidated as promptly as possible and the cash proceeds shall be applied as follows in the following order of priority:

(a) To the payment of debts, taxes, obligations, and liabilities of the Company and the necessary expenses of liquidation. Where there is a contingent debt, obligation or liability, a reserve shall be set up to meet it, and if and when such contingency shall cease to exist, the monies, if any, in such reserve shall be distributed as provided for in this Paragraph 20.

(b) To credit the Capital Accounts of each Investor Member, on a pro-rata basis, until the value of each Capital Account equals the value of the Capital Contributions of each Investor Member. Upon termination of the Company, the Company shall pay to each Investor Member the balance of his Capital Account.

(c) The surplus, if any, of such assets then remaining shall be divided among the Managing Members, Investor Members, and others, in the proportion that they share in the Net Profits.

21. Repayment of Capital Contribution: The Investor Members shall not have the right to demand and receive property other than cash in return for their Capital Contributions. In the repayment of Capital Contributions, the dividing of profits or otherwise, no Investor Member shall have priority over any other Investor Member.

22. Managing Members to Control Business: The Investor Members signing this Agreement do hereby acknowledge that the Company is to be managed solely by the Managing Members, and that the Investor Members do not have any control of the business, except as otherwise herein specifically set forth. The Investor Members will not have authority to conduct any business of the Company and each agrees that he or she will not act on behalf of the Company, nor will he or she represent that they have any authority to act on behalf of the Company, or to bind the Company in any respect.

23. Attorney in Fact: Each of the Investor Members does hereby make, constitute and appoint the Managing Members his true and lawful attorney in fact in his name, place, and stead, to make, execute, sign, acknowledge and file: (1) the Articles of Organization of the Company, including therein all information required by the laws of the State of California; (2) any amended Articles of Organization, as may be required pursuant to this Agreement; (3) all certificates, documents and papers which may be required to effectuate dissolution of the Company after its termination; and (4) all such other instruments which may be deemed required or permitted by the laws of any state, the United States of America, or any political subdivision or agency thereof, to effectuate, implement, continue, and defend the valid and subsisting existence, rights, and property of the Company as a Limited Liability Company and its power to carry out its purposes as set forth herein.

24. Counterparts May Be Signed: This Agreement may be executed in one or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original, but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

25. Arbitration: Any dispute arising under, out of, in connection with, or in relation to this Agreement, or the making or validity thereof, or its interpretation of any breach thereof, other than the disputes envisioned under Paragraph 14, shall be determined and settled by arbitration in San Francisco at ADR Services, Inc or its successor, pursuant to its then applicable rules. The parties to any such dispute agree to bear their own costs, including attorney’s fees, and to share the costs of the arbitration services. The parties hereby consent to venue in San Francisco, California, including for purposes of enforcing any arbitration award.

26. Documents Filed: Each of the parties to this Agreement acknowledges and agrees that one original of this Agreement (or set of original counterparts) shall be held at the office of the Company, that the Articles of Organization and such amendments thereto as are required shall be filed in the office of Secretary of State of California.

27. Entire Agreement: This Agreement contains the entire agreement between the parties hereto with respect to the matters contained herein and, except as specified herein, cannot be modified or amended except by written agreement signed by all of the parties.

28. Waiver: Except as otherwise expressly provided herein, no purported waiver by any party of any breach by another party of any of his obligations, agreements or covenants hereunder, or any part thereof, shall be effective unless made by written instrument subscribed to by the party or parties sought to be bound thereby, and no failure to pursue or elect any remedy with respect to any default under or breach of any provision of this Agreement, or any part thereof, shall be deemed to be a waiver of any other subsequent, similar or different default or breach, or any election of remedies available in connection therewith, nor shall the acceptance or receipt by any party of any money or other consideration due him under this Agreement, with or without knowledge of any breach hereunder, constitute a waiver of any provision of this Agreement with respect to such or any other breach.

29. Severability: Each provision of this Agreement shall be considered to be severable and if, for any reason, any such provision or provisions, or any part thereof, is determined to be invalid and contrary to any existing or future applicable law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, but this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision or provisions had been omitted, provided, however, that the status of this Company, as a Company, shall not be prejudiced.

30. Agreement Binding: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, and successors, but shall not be deemed for the benefit of creditors of any other Persons, nor shall it be deemed to permit any assignment by the Managing Members or Investor Members of any of their rights or obligations hereunder.

31. Further Instruments: Each of the parties hereto hereby agrees that he or she shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

32. Governing Law: This Agreement shall be deemed to have been made in San Francisco, California, and all matters pertaining thereto shall be governed by the laws of the State of California.

33. Risk Factor: These Units and fractional Units involve a high degree of risk and prospective purchasers should be prepared to sustain a loss of their entire investment.

34. Offering Material Furnished: By his signature appended to this Agreement, each Investor Member represents and warrants that together with this Limited Liability Company Operating Agreement, he or she has been furnished with offering material contained either in a Private Placement Memorandum, Offering Circular, or Investor Information Document, as either may be amended.

IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement on the day and year first above written.

MANAGING MEMBERS

With their signatures affixed hereto, the undersigned Managing Members of Sam Lee Laundry LLC agree to the terms and provisions of the Operating Agreement revised and dated January 1, 2016.

/s/ David Gluck	2/4/16
David Gluck	Date
For SILVERWOLF GROUP LLC

/s/ Nicholas A. Olivero	2/4/16
Nicholas A. Olivero	Date

/s/ Geoffrey Libby	2/4/16
Geoffrey Libby	Date